Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Separation Agreement”) entered into this 10th day of March, 2017, by and between Edge Therapeutics, Inc. (“Edge”) and Andrew Einhorn (the “Executive”).

WHEREAS, the Executive was employed as the Chief Financial Officer of Edge pursuant to the Second Amended and Restated Employment Agreement between the Executive and Edge, dated June 8, 2015 (the “Employment Agreement”); and

WHEREAS, the Executive and Edge mutually agreed to terminate the Executive’s employment relationship with Edge, effective as of March 10, 2017 (the “Separation Date”).

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, the Executive and Edge, intending to be legally bound, agree as follows:

1.            Termination. The Executive’s position as an officer (including, without limitation, as Chief Financial Officer of Edge), employee, and in any other capacity with Edge terminated on the Separation Date, and all benefits and perquisites of employment ceased as of the Separation Date, except as otherwise specifically provided herein. The Employment Agreement terminated as of the Separation Date; provided, however, that, notwithstanding anything to the contrary in this Separation Agreement, (i) Article 1, Article 8, Article 9 and Articles 12 through 19 of the Employment Agreement shall survive the termination of Executive’s employment with Edge in accordance with their terms and (ii) the Executive Confidentiality and Invention Assignment Agreement between Executive and Edge, which was executed by Executive on March 6, 2014 (the “Executive Confidentiality and Invention Agreement”) shall remain in full force and effect from and after the Separation Date in accordance with its terms.  All payments due to the Executive from Edge on and after the Separation Date shall be determined under the applicable provisions of this Separation Agreement.  The Executive acknowledges and agrees that, to the extent unpaid as of the Separation Date, he is entitled to receive the payment for (i) any earned but unpaid base salary as of the Separation Date, (ii) any accrued but unpaid vacation as of the Separation Date in accordance with Edge’s vacation policy, (iii) reimbursement for any business expenses incurred prior to, but not reimbursed as of, the Separation Date, but only to the extent reimbursable in accordance with Edge’s expense reimbursement policies, (iv) payment of Executive’s 2016 annual bonus based on actual performance (to be paid when 2016 bonuses are paid to active employees) and (v) any vested benefits under Edge’s employee benefit plans in which he was participating immediately prior to the Separation Date, to be provided in accordance with the terms of such plans (collectively, the payments and benefits under clauses (i) through (v), the “Accrued Benefits”).  All unvested options to purchase the common stock of Edge, 0.00033 par value per share (“Common Stock”), held by the Executive as of the Separation Date that are regularly scheduled to vest (i.e., ignoring any potential vesting acceleration) after the one-year anniversary of the Separation Date shall be immediately terminated as of the Separation Date with no compensation, payment or other benefit due to the Executive.

2.            Severance Benefits.  Provided that (i) the Executive executes and does not revoke this Separation Agreement as provided herein and (ii) the Executive does not breach any provision of this Separation Agreement, then Edge shall provide the Executive with the following payments and benefits (collectively, the “Severance Benefits”):

2.1.          an amount equal to twelve months of the Executive’s base salary at the rate in effect on the date immediately prior to the Separation Date, with such amount to be paid in substantially equal installments over the twelve-month period immediately following the Separation Date in accordance with Edge’s normal payroll practices, commencing on the first payroll date following the effective date of this Separation Agreement (and the first such payment shall include a catch-up for any payments that would have been made had this Separation Agreement been effective on the Separation Date);

2.2.          continued vesting during the one year period immediately following the Separation Date of all options to purchase Common Stock held by Executive that are both outstanding and unvested as of the Separation Date, with such vesting to occur in the same manner as if Executive remained employed with Edge on the applicable vesting date;

2.3.          all vested options to purchase Common Stock held by Executive as of the Separation Date (or that become vested after the Separation Date in accordance with Section 2.2 above) shall remain exercisable until the earlier of (x) the thirteen-month anniversary of the Separation Date and (y) the normal expiration date for such option, notwithstanding anything to the contrary in the applicable option grant agreement or equity incentive plan (it being acknowledged that no such option may be exercised until it becomes vested); and

2.4.          reimbursement for the Executive’s health care continuation (COBRA) premiums for 12 months following the Separation Date, provided that (i) such benefits shall not be provided beyond the date on which the Executive becomes eligible for comparable coverage from a subsequent employer and (ii) such benefits shall not be provided to the extent Edge determines it would result in any fine, penalty or tax on Edge or its subsidiaries for being a discriminatory benefit or otherwise not complying with applicable law.

The Executive acknowledges and agrees that payment and provision of the Severance Benefits shall be conditioned upon the Executive’s compliance with his obligations under this Separation Agreement (including, without limitation, Section 4 hereof), as well as his compliance with the Executive Confidentiality and Invention Agreement and the provisions of the Employment Agreement that survive the Separation Date (as set forth in Section 1 hereof).  Edge’s obligation to provide the Severance Benefits shall immediately cease (and all previously provided Severance Benefits shall be repayable promptly by the Executive) in the event that the Executive breaches any obligation under this Separation Agreement, the Executive Confidentiality and Invention Agreement or any of the provisions of the Employment Agreement that survive the Separation Date (as set forth in Section 1 hereof); provided that, in all cases, the Executive shall continue to be subject to such obligations in accordance with their terms.

Executive acknowledges and agrees that the Severance Benefits are in excess of the payments and benefits he would be entitled to receive absent his execution and non-revocation of this Separation Agreement, and are in consideration for his agreements and covenants set forth herein.

3.            Return of Edge Property.  The Executive shall return within five (5) days after the date of this Separation Agreement all property of Edge or any of its affiliates in his possession or under his control, including but not limited to all credit cards, phones, computer-related equipment (e.g., laptop and any other  hardware, software, flash drives, etc.), keys, all originals and copies of books, records, lists (including all customer lists), printouts, intellectual property and any other documents relating to Edge or any of its affiliates.

4.             Release.

4.1.          General Release of Claims.  The Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, personal representatives, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Edge and its subsidiaries and affiliates, past and present (together, the “Edge Group”), as well as the trustees, directors, officers, members, managers, agents, attorneys, insurers, employees, representatives, assigns, predecessors and successors, past and present, of each member of Edge Group, and any other person or entity claimed to be jointly or severally liable with any of the foregoing persons or entities, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature (collectively “Claims”), in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or non-contingent, and whether or not concealed or hidden, which he now has, owns or holds or he has at any time heretofore had, owned or held, against any of said Releasees arising at any time up through and including the date that he signs this Separation Agreement.  These released Claims include, but are not limited to, all Claims arising out of or in any way related to the Executive’s employment with or his service as an officer, director, member or manager of any member of Edge Group, the terms and conditions (including all wages, benefits, and other compensation) of the Executive’s employment with or his service as an officer, director, member or manager of any member of Edge Group, the Executive’s separation from such employment or service, the Executive’s investment in any member of Edge Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, concealed or apparent, accrued or unaccrued, contingent or non-contingent.  Among the specific Claims released by this Separation Agreement are, without limitation: (i) all Claims of employment discrimination based upon any protected characteristic (such as age, race, color, sex, sexual orientation, national origin, religion, and disability/handicap status), including, but not limited to, all Claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, and the New Jersey Law Against Discrimination, each as amended, or any similar federal, state or local law, (ii) all Claims for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability; (iii) all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any similar federal, state or local law; (iv) all Claims arising under the Family and Medical Leave Act of 1993, the Equal Pay Act, the Fair Credit Reporting Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Law, the New Jersey Discrimination in Wages Act, the New Jersey Family Leave Act, the New Jersey Opportunity to Compete Act, the New Jersey Security and Financial Empowerment Act, the New Jersey lie detector test statute (N.J. Stat. Ann. § 2C:40A-1), the New Jersey electronic communications statute (N.J. Stat. Ann. § 34:6B-5 et seq.), and the New Jersey jury duty leave law (N.J. Stat. Ann. § 2B:20-17), each as amended, or any other federal, state or local law; (v) all Claims arising under or relating to the Employment Agreement; and (vi) all common law Claims, including, but not limited to, Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction.  It is intended that the language relating to the description of Claims in this Section 4.1 shall be given the broadest possible interpretation permitted by law.  Notwithstanding the foregoing, the above release shall not apply to: (1) Executive’s right to the Accrued Benefits and the Severance Benefits; (2) any right of the Executive to receive workers’ compensation benefits or other rights or Claims that cannot be waived as a matter of law; (3) any right to continue the Executive’s group health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act; and (4) any express right of the Executive to indemnification under Edge Group’s governing documents.

4.2.          Covenant Not to Sue.  The Executive acknowledges and agrees that he has not filed and will not file (or join, or accept any relief in) a lawsuit against any of the Releasees pleading or asserting any Claims released in the above general release.  If the Executive breaches this promise, and the action is found to be barred in whole or in part by this Separation Agreement, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those Claims that are found to be barred by this Separation Agreement, and (i) Edge’s obligation to provide the Severance Benefits shall immediately cease and (ii) Executive shall promptly repay any portion of the Severance Benefits previously paid or provided; provided, however, that in all cases, this Separation Agreement shall continue to be fully effective and enforceable.  Notwithstanding the foregoing, nothing in this Section or this Separation Agreement precludes the Executive from challenging the validity of the release above under the requirements of the ADEA, and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release, nor shall the Severance Benefits cease or be repayable in the event of such a challenge.  However, the Executive acknowledges that the release contained in this Separation Agreement applies to all Claims the Executive has under the ADEA, and that, unless the release is held to be invalid, all of the Executive’s Claims under the ADEA shall be extinguished by his signing of this Separation Agreement.  In addition, nothing in this Separation Agreement shall preclude or prevent the Executive from filing a charge with, participating in an investigation by or proceeding before, communicating with, or providing truthful information to any governmental agency, entity or self-regulatory organization, including, but not limited to the United States Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General or other government agency (individually, a “Governmental Agency,” and collectively, the “Governmental Agencies”), but the Executive acknowledges and agrees that the Executive shall not seek or accept any relief obtained on his behalf in any proceeding by any Governmental Agency, private party, class, or otherwise with respect to any Claims covered by this general release (except that this Separation Agreement does not limit the Executive’s right to receive a bounty or reward or award for information provided to any Governmental Agency).  Furthermore, if any Claim is not subject to release, to the extent permitted by applicable law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Releasees is a party.  Nothing in this Separation Agreement or otherwise shall prohibit the Executive from reporting possible violations of federal law or regulation to any Governmental Agency, or making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation (it being understood that Executive does not need the prior authorization of Edge to make any such reports or disclosures or to notify Edge that Executive has made such reports or disclosures).

5.             Non-Disparagement.  At all times from and after the Separation Date, the Executive shall not, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign any of the Releasees.  At all times from and after the Separation Date, Edge shall not direct any of its officers or directors to make, directly or through any other person or entity, any public or private statements that disparage, denigrate or malign the Executive or the Executive’s activities or reputation.  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person may have or form of such first person or entity.  No obligation of any person or entity under this Section 5 shall be violated by truthful statements (i) made to any Governmental Agency or (ii) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

6.             Miscellaneous

6.1.          Successors and Beneficiaries.  This Separation Agreement is personal to the Executive and shall not, without the prior written consent of Edge, be assignable by the Executive. This Separation Agreement shall inure to the benefit of and be binding upon Edge and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Edge under the terms of this Separation Agreement for all purposes.  The parties agree that each of the Releasees shall be an express third-party beneficiary of this Separation Agreement and may enforce its terms.

6.2.          Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

6.3.          Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by the Executive and Edge.

6.4.          Complete Agreement. This Separation Agreement, the Executive Confidentiality and Invention Agreement and the provisions of the Employment Agreement that survive the Separation Date (as set forth in Section 1 hereof) constitute and contain the entire agreement and final understanding between the parties hereto concerning the subject matter hereof, and supersede and replace all prior negotiations and all agreements proposed or otherwise, whether written or oral, between the parties hereto concerning such subject matter.

6.5.          Notice.  Each notice and other communication hereunder shall be in writing and shall be deemed to have been duly given (i) on the date it is delivered in person, (ii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission, (iii) on the next business day if delivered by overnight mail or other reputable overnight courier, or (iv) the third business day after being mailed if sent by registered mail, return receipt requested, to the parties as follows:

To Edge:	Edge Therapeutics, Inc.
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922
Attention: General Counsel
Fax: (908) 790-1212

 With a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: David S. Rosenthal
Fax: (212) 698-3599

To the Executive:	Andrew Einhorn
18 Garabrant Street
Mendham, NJ 07945

or in each case to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.6.          Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

6.7.          Applicable Law; Arbitration; WAIVER OF JURY TRIAL.  This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflicts of law.  Edge and Executive agree that any and all controversies, claims, or disputes with anyone (including Edge, Executive and any executive, officer, director, shareholder or benefit plan of Edge in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with Edge or the termination of Executive’s employment with Edge, or arising out of or relating to this Agreement, will be subject to binding arbitration.  The parties understand that this agreement to arbitrate also applies to any disputes that Edge may have with Executive.  The parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a single neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). All arbitration fees and costs shall be paid by Edge, but the parties shall be responsible for payment of their own attorneys’ fees. The parties agree that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules. Notwithstanding the foregoing, nothing herein shall limit or alter Edge’s right to seek injunctive or other equitable relief in any court of competent jurisdiction under (and as described in) this Separation Agreement or the Executive Confidentiality and Invention Agreement.  Arbitration shall take place in Trenton, New Jersey.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE EXECUTIVE’S EMPLOYMENT OR SERVICE WITH EDGE OR ANY OF ITS AFFILIATES OR THE TERMINATION THEREOF, OR THIS SEPARATION AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT, STATUTE, COMMON LAW OR OTHERWISE).

6.8.          Cooperation in Drafting.  Each party hereto has cooperated in the drafting and preparation of this Separation Agreement.  Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

6.9.          Counterparts. This Separation Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.10.       Advice of Counsel. In entering into this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

6.11.        Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

6.12.        Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

6.13.        Taxes.  Other than Edge’s obligation to withhold taxes as required by law or regulation, the Executive shall be solely responsible for any taxes imposed on the Executive as a result of the payment or provision of the Severance Benefits and the Accrued Benefits

6.14.       No Admission.  Nothing in this Separation Agreement is, or shall be construed as, an admission by any of the Releasees of any wrongdoing, any such wrongdoing being expressly denied.

7.             Acknowledgements.   The Executive hereby acknowledges and agrees that:

7.1.          This is an important legal document and he is hereby advised to consult with an attorney before signing it;

7.2.          He has been given a period of at least twenty-one (21) days to consider whether to sign this Separation Agreement;

7.3.         He may revoke this Separation Agreement at any time within seven (7) days after the date on which he signs it by providing written notice to Edge in accordance with Section 6.5, and this Separation Agreement shall not be effective until after the revocation period has expired without revocation;

7.4.          This Separation Agreement may not be revoked after the expiration of the aforementioned seven (7) day revocation period;

7.5.          Changes made to this Separation Agreement, whether material or nonmaterial, do not restart the aforementioned twenty-one (21) day period;

7.6.          He is not waiving any rights or claims that may arise after the date he signs this Separation Agreement; and

7.7.          He has carefully read this Separation Agreement, understands all the terms of this Separation Agreement, and enters into this Separation Agreement freely, knowingly, and voluntarily.

[signature page follows]

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 13th day of March, 2017.

EXECUTIVE

/s/ Andrew Einhorn
Andrew Einhorn

EXECUTED this 13th day of March, 2017.

EDGE THERAPEUTICS, INC.

/s/ Brian Leuthner

By:	Brian Leuthner
Its:	President and Chief Executive Officer